Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Expedia, Inc. for the registration of $500,000,000 of 7.456% Senior Notes, due 2018 and to the incorporation by reference therein of our reports: (a) dated April 18, 2005 with respect to the combined financial statements of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and (b) dated April 18, 2005 (except for Note 22, as to which the date is January 22, 2007) with respect to the consolidated financial statements of Expedia, Inc. included in its Current Report on Form 8-K dated on or about January 24, 2007, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
January 22, 2007